Exhibit 99.1

COMARCO, INC., #11045950

Third Quarter 2006 Conference

December 14, 2005, 1:00 p.m. PT

EVC Group

Chairperson: Douglas Sherk

Operator	Good morning or afternoon, depending on your location, ladies and gentlemen. Welcome to the Comarco fiscal third quarter 2006 conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session and if anyone needs operator assistance at any time during the conference you may press the star key followed by the zero on your pushbutton phone. As a reminder, this conference is being recorded today, Wednesday, December 14, 2005.

I would now like to turn the conference over to Mr. Doug Sherk. Please go ahead, sir.

D. Sherk	Thank you, operator. This is Doug Sherk with the EVC Group. Good afternoon to those of you on the East Coast and good morning to those of you on the West Coast.

With us today are Tom Franza, President and Chief Executive Officer of Comarco, and Dan Lutz, Chief Financial Officer of Comarco.

Before the market opened this morning, Comarco announced results for the fiscal third quarter of 2006 that ended on October 31, 2005. If you haven’t seen this release and would like a copy, please call our office at 415-896-6820 and we’ll get one to you immediately.

There will be a taped replay of this call beginning approximately one hour after its conclusion and it will be available until Wednesday, December 21st at midnight Pacific Time. The replay number is 1-800-405-2236 or for international callers, 1-303-590-3000. You’ll need to use the pass code 11045950 followed by the pound sign to access this replay. A webcast of this call will also be available www.comarco.com.

Before we get started, as a reminder during the course of this conference call the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call which state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It’s important to note that Comarco’s actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in the company’s SEC filings including but not limited to the company’s report on Form 10Q for the quarter ended October 31, 2005. Copies of this document will be available and obtainable by contacting Comarco or the SEC.

At this point, I’d like to turn the call over to Tom Franza, President and Chief Executive Officer of Comarco.

T. Franza

Thank you, Doug. Thank you all for listening today. As we have discussed with you during the last few conference calls, we have been investing strategically and aggressively in our technology and product lines. The successful outcome of our investments is highlighted by the financial results that we announced this morning.

For the second consecutive quarter we achieved year-over-year sequential revenue growth and profitability and based upon our strong financial results, we believe we are well positioned to achieve profitability for the full fiscal year as well as continue to grow in fiscal 2007.

We are very pleased to be gaining significant traction and achieving significant success in all 3 of our business units. For WTS we are delivering under significant new contracts with Verizon and other major cellular operators and continue to be poised to benefit from the industry’s conversion to high speed CDMA and UMTS technologies.

For ChargeSource we are now selling OEM third party options through Dell and Toshiba and recently announced broad expansion of our retail presence through our retail distribution partner, Kensington. And finally, regarding call box, year-to-date we have been awarded $14.2 million in contracts that we expect to deliver on through the end of fiscal 2007.

I’d like to review in further detail some of the important milestones that we have recently achieved and provide you with a preview of what’s yet to come.

Starting with our call box business, we are continuing to see state and local government agencies upgrade their call box networks to digital technology as well as adding TTY capability. We have an installed based of approximately 19,000 call boxes and to date we have been awarded contracts to upgrade approximately 8,000 of them. So although we have seen a positive upswing in the call box business, we believe that based upon the number of call boxes with the potential to be upgraded, this trend should continue into our FY ‘08 fiscal year.

During fiscal third quarter we were awarded contracts by Monterey and San Benito Counties. These contracts, similar to others we have recently won, are to upgrade the call boxes to digital and to add TTY capabilities. We expect to substantially complete these contracts by the end of the first quarter of 2007.

In addition, late in the third quarter we began work on the San Diego SAFE contract. SAFE refers to Service Authority for Freeways and Expressways. This contract calls for us to upgrade and retrofit 1,400 call boxes with both digital and TTY technologies as well as to improve the accessibility to the call boxes for mobility impaired people. This contract, which was announced earlier this year, is valued at approximately $3.7 million and we expect to complete the work on this project by the third quarter of fiscal 2007.

Finally, this week we signed a contract from the Metropolitan Transportation Commission SAFE valued at $4.1 million. The MTC SAFE covers many Bay Area counties of Northern California. Under the contract we will be upgrading approximately 1,900 analog call boxes to digital and TTY capabilities. We expect to begin work on this contract in the fiscal first quarter of 2007 and would expect to complete the contract by the fourth quarter of fiscal 2007.

Regarding wireless test solutions, our Seven.Five voice and data test platform remains the leading global product for wireless quality of service benchmarking. It supports all technologies: GSM, GPRS, EDGE, UMTS, CDMA, Ev/DO.

Seven.Five will support HSDPA starting in the first quarter of next year. This technology will compete directly against Ev/DO for very high downlink data rates.

During the fiscal third quarter we continued to deliver Seven.Five to Verizon Wireless under a contract that they awarded us in the fiscal second quarter. Verizon is converting its nationwide wireless network to the CDMA Ev/DO standard.

I’m sure many of you are familiar with Verizon’s popular “Can you hear me now?” campaign which highlights the quality of their nationwide network. Well, Seven.Five is the backbone of that infrastructure as it provides Verizon with the capability to ensure the quality of the network through our advanced quality of service technology. The total contract value of this award is approximately $7.4 million which was substantially completed by the third quarter of our fiscal 2006.

Also during the third quarter, Verizon awarded us an additional contract to replace their data testing equipment. Importantly, our Seven.Five technology was chosen to replace equipment that was previously sourced from one of our competitors. The value of this contract is approximately $3 million and calls for 55 data only test systems. We expect to recognize the majority of the related revenue during the fourth quarter of fiscal 2006.

Our partner, SwissQual, reports that Seven.Five demand is strong in Europe and we are currently delivering against a strong backlog of SwissQual orders. Since Comarco’s investment of $1 million in SwissQual in 2001, SwissQual has grown from a start up to a fast growing, $25 million company.

Since the introduction of Seven.Five in 2003, SwissQual and Comarco delivered more than 250 Seven.Five systems to major global carriers throughout Europe including Telecom Italia, OmniTel, Vodafone and many others. SwissQual is 18.5% owned by Comarco.

Based on our current outlook, our WTS business is looking forward to at least 40% year-over-year revenue growth in fiscal 2006 with a return to profitability.

Finally turning to ChargeSource. The mobile power adaptor market consists of three major segments: retail, OEM third party options, and OEM. Each of those segments has unique characteristics and market dynamics. To date, we have successfully entered both the retail and the OEM segments. Let me recap a few dynamics for each channel.

The retail channel today has the potential to require approximately 1 million units a year and is best exploited by well established channel brand distributors such as our distribution partner, Kensington. Success in retail also requires a broad line of programmable power adaptors with support for a very large number of portable devices. ChargeSource currently supports more than 5,000 devices including most major laptop computers, cell phones, music players and DVD players. We are currently shipping and expect that deliveries into retailers will ramp as Kensington drives placement and the store within a store concept gets traction.

During the third quarter of fiscal 2006 we began shipping ChargeSource products in support of Kensington’s Power-it-All centers in Circuit City stores nationwide. These centers are essentially store within a store merchandising kiosks that direct consumers to a wide variety of ChargeSource products.

Based upon the interest in this concept and the success we are anticipating, we expect to see other retailers, both in the U.S. and in Europe, roll out similar centers.

Currently Kensington is shipping or will be shipping ChargeSource to approximately 4,800 retail outlets including CompUSA, Staples, OfficeMax and many other well known stores.

Our product line available at retail currently includes 70 watt AC, 70 watt

DC, 120 watt DC, 120 watt combined AC and DC, and a 30 watt vehicle power adaptor. New products are on their way. During the fourth quarter we’ll add mid-power, 30 watt AC/DC adaptor that will be aimed at cell phones and other consumer electronic devices.

The OEM third party option segment has the potential for approximately 500,000 programmable units per year. It is best addressed directly or in conjunction with established channel or retail brand partners. With third party options, the OEM usually directs the branding decision. Success in OEM third party options typically requires a narrow mix of customizable power adaptors that support a small number of the specific OEM’s target devices. Just recently we announced that we have successfully completed the qualification process with 2 major OEMs, Dell and Toshiba. ChargeSource is now available on each of their websites as a third party option. The ChargeSource units are branded under the Duracell brand name.

The true OEM segment has the potential for unit deliveries counted in tens of millions and must be addressed directly in conjunction with low cost, high volume manufacturing capability. This is an intensely price sensitive segment dominated by a small number of low cost Asian manufacturers that utilize commodity technologies. Universal programmability is typically not required and the OEM’s brand is almost always used. We view this as a long term opportunity.

Our patented technology enables us to produce the lightest, slimmest and most powerful universal charging products and we believe that this will continue to be a significant competitive advantage for the foreseeable future.

For the fourth quarter of fiscal 2006 we currently expect ChargeSource revenue to increase sequentially on a quarterly basis and range between $4 and $5 million. Our current estimate for ChargeSource break even is a $5 million quarterly revenue run rate.

In summary, we had a very successful third quarter in each of out business units. We are pleased with the traction that both Seven.Five, call box and ChargeSource continue to gain as well as our ability to capitalize on the positive trends within call box. We believe that we will continue to build on our recent success during the fourth quarter as well and in fiscal 2007.

With that, I’d like to turn the call over to Dan for the discussion of our Q3 operating results. Dan.

D. Lutz

Thank you, Tom, and good afternoon, ladies and gentlemen. As we have filed our 10Q with the SEC I’d like to provide a brief overview of our operating results and financial position for the third quarter of fiscal 2006.

Our revenue for the third quarter of fiscal 2006 which ended on October 31, 2005 totaled $13.6 million which is an increase of $6.9 million or 102% compared to the third quarter of fiscal ‘05 and on a sequential basis, third quarter revenue increased $2.5 million, or 22%, compared to the second quarter of fiscal ‘06.

As Tom mentioned, our third quarter year-over-year revenue increase was driven by increased product sales across all 3 of our businesses.

WTS revenue for the third quarter of fiscal 2006 totaled $7.5 million and was up 80% compared to the third quarter of fiscal ‘05 and was up 28% sequentially.

As disclosed in our Form 10Q, during the third quarter of fiscal ‘06 we continued to deliver on a contract from Verizon Wireless for our Seven.Five voice and data test systems. As Tom mentioned, Verizon Wireless is currently converting its nationwide wireless network to the CDMA Ev/DO standard which is considered to be the U.S. equivalent of 3G and they’re utilizing our Seven.Five platform to ensure the quality of its network. This contract is valued at approximately $7.6 million in total and for the 3 and 9 months ended October 31, 2005, we have recorded revenue totaling $5 million and $7.4 million, respectively. So we expect to close out the remaining balance of this contract during the fourth quarter which we estimate to be about $200,000.

Call box revenue for the third quarter of fiscal ‘06 was $2 million, up 33% compared to the third quarter of fiscal ‘05 and on a sequential basis, call box revenue was down compared to $3.5 million reported for the second quarter of fiscal ‘06.

As mentioned in this morning’s earnings release, we now expect to commence the upgrade projects for Orange and Riverside Counties during the first quarter of fiscal ‘07 as opposed to our original expectation of the fourth quarter of fiscal ‘06.

During the third quarter of fiscal ‘06 we continued to ramp up our ChargeSource business. ChargeSource revenue for the third quarter of fiscal ‘06 was $4.1 million, up 139% compared to ... excuse me $1.7 million reported for the second quarter, second quarter for fiscal ‘06 and it was up 287% compared to $1.1 million reported for the third quarter of the prior fiscal year.

Our net income for the third quarter of fiscal ‘06 was $610,000, or 8 cents per share and on a sequential basis this compares favorably to net income of $327,000 or 4 cents per share for the second quarter of fiscal ‘06.

Selling, general and administrative costs for the third quarter of fiscal ‘06 totaled approximately $2.6 million which was up approximately $600,000 sequentially as well as compared to the corresponding quarter of the prior fiscal year. This increase was driven by increased professional fees for accounting and Sarbanes-Oxley compliance as well as incentive compensation accrued during the third quarter of fiscal ‘06.

Engineering and support costs for the third quarter of fiscal ‘06 totaled $2 million which was up approximately $200,000 sequentially as well as compared to the third quarter of the prior fiscal year.

I would also like to highlight that in addition to not capitalizing any qualifying engineering costs during the third quarter, we continued to amortize previously capitalized engineering costs which is a noncash charge at a rate of approximately half a million dollars per quarter or $2 million per year. Assuming no additional capitalization, we expect to fully amortize capitalized software development costs by the first quarter of fiscal ‘08 which ends April 30, 2007 or in approximately six quarters.

With respect to amortization and depreciation for the three months ended October 31, 2005 amortization, consisting primarily of software development costs, totaled a half million dollars and depreciation also totaled approximately a half million dollars.

Moving on to the balance sheet. As of October 31, 2005 which remains strong, we had cash balances totaling $14.2 million.

Accounts receivable and amounts due from SwissQual as of October 31, 2005 decreased by $1.7 million to $9.9 million compared to the corresponding balances as of the prior quarter which was July 31, 2005.

Based on revenue for the third quarter of fiscal ‘06 our days sales outstanding for the third quarter of fiscal ‘06 improved to 71 days compared to 88 days for the second quarter of fiscal ‘06. This improvement was driven by significant sales to our customer base in North America where we typically extend credit terms of between 30 and 45 days.

During the third quarter of fiscal ‘06 our inventory balance increased slightly by approximately $100,000 to $8.2 million as compared to the balance at the end of the second quarter of fiscal ‘06.

With respect to our fiscal ‘06 business outlook, I’d like to summarize our revenue guidance provided in today’s earnings release.

We have increased our full year revenue expectation for WTS to between $23 and $24 million and our prior expectation was approximately $22 million.

With respect to ChargeSource, revenue for the fourth quarter of fiscal ‘06 is expected to increase sequentially on a quarterly basis and range between $4 and $5 million. As Tom mentioned, we expect this business to break even at a $5 million quarterly run rate.

Finally, full year call box revenue is expected to total approximately $11 million. This is down from our prior expectation of $12 million. As I mentioned, 2 previously awarded upgrade projects are now expected to begin during the first quarter of fiscal ‘07 as compared to our original fourth quarter of fiscal ‘06 start date expectation. And on a combined basis, we still expect to achieve full year fiscal ‘06 revenue of between $45 and $48 million.

I’d like to turn the call back over to Tom.

T. Franza	Thanks, Dan. Operator, I think we’re now ready for questions.

Operator

Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question, please press the star key followed by the one on your pushbutton phone. Once making that choice, if you’d like to decline from the polling process you may press the star followed by the two. You’ll hear a three-toned prompt in either case acknowledging your selection. Questions will be polled in the order they are received and as a reminder if you are using speaker equipment you do need to lift the handset before pressing the numbers. Just a moment, please, for the first question.

Our first question comes from Alex Silverman with Special Situations Fund. Please go ahead with your question.

A. Silverman	Hey, guys. How are you?

Management	Good. How you are you doing, Alex?

A. Silverman	Good. Two questions for you. One, can you give us a sense of sell through at the retail level on ChargeSource and second, can you give us a sense of the level of RFP interest out there for wireless test?

T. Franza

Yes. We are getting sell through information. It’s still fairly early in the game. I can tell you that the Circuit City Power-it-All kiosk is doing better than expected by everyone and in general the rest of the sell through, preliminary as it is, seems to be in line with expectations. We’re getting reorders from the distribution channel which would lead me to believe that sell through is fairly robust and we’re seeing a nice ramp in quarterly revenue.

In terms of wireless test, there’s a normally expected year end burst of activity going on just about everywhere so we’ve got a lot of orders we’re trying to fill. We are going to fill all the ones that we can by year end, but we have plenty of business out there and it’s quite robust and things look fairly rosy looking forward. All the carriers are positioning now for some of the advanced services that they see that are big in their future, mainly having to do with all the high speed technologies, video, video on demand, streaming, full motion and all kinds of other capabilities are coming and the carriers are going to be wanting different measurement capabilities so I think the market’s pretty robust for that as well.

A. Silverman	That’s pretty positive. Thank you, guys.

T. Franza	Thanks, Alex.

Operator	Thank you and our next question is from Alan Parsow of Elkhorn Partners. Please go ahead with your question.

A. Parsow	Hi, Tom. How are you?

T. Franza	Hey, Alan. How are you?

A. Parsow	Good. Can you give me an idea first of all about what type of sequential revenue you’ve seen coming in from SwissQual and with regard to your investment in SwissQual what else you can possibly do to realize value in that situation going forward?

T. Franza	The SwissQual revenue is lumpy, but they are growing year-over-year at I’m going to guess a 10% to 15% rate, something like that. It’s a bit lumpy. They currently are very active. Overall though the investment in SwissQual has worked out quite well. We’ve been able to collaborate on sales and support for EMEA which has been very helpful. They’ve been an excellent partner. They’re an extraordinary group of people and we’re real proud of them. They have developed some real innovative technologies and they’ve become a very valuable company.

Although our original intent wasn’t to invest money for investment purposes per se, I do believe that our 18.5% is far more valuable today than any one would have ever imagined. There’s probably not much more I would be able to say about how we intend to realize some of that value at this point, but as soon as we are able to discuss that subject, we’d be happy to do so.

A. Parsow	Let me follow that up. I know that in the past their management has expressed an interest in liquefying some of their investment, I’m assuming either by going public or selling a piece of the company or whatever. Is there any update on their plans?

T. Franza	As far as they’ve told me, they are interested in raising capital in order to expand in areas that are related but not necessarily in partnership with Comarco so they have been active along those lines but anything further than that I really am not able to talk about.

Operator	Any further questions, Mr. Parsow?

A. Parsow	No, that’s it.

Operator	Thank you. Our next question is from Richard Deutsch of Ladenburg Thalmann. Please go ahead, sir.

R. Deutsch	Hello, guys. I’m fairly new to the situation so congratulations on a good looking quarter and outlook and I have two questions. The first one is you mentioned you had a long term opportunity for ChargeSource in the OEM segment. Can you give me a little idea of what you’re thinking about, what your strategy is to attack that market?

T. Franza

Yes. Again, it goes back to technology and intellectual property rights, but at the risk of being redundant, there are two classes of intellectual property that are relevant to this product line. One has to do with the fact that the units are programmable and that’s very, very valuable IP. It’s shared between Comarco and one other company, Mobility Electronics, and in fact we have cross-licensed each other for programmability. What that means is all the patents that Mobility has for programmability or will have in the future, will automatically be cross-licensed to Comarco and vice versa so we have exactly the same position on programmability. Programmability’s very important in retail and somewhat important in OEM third party options.

There’s a second class of intellectual property that is exclusive to Comarco, it’s based on our proprietary technology. We’re the only ones that use the type of power conversion topology for consumer electronic power and it’s very well patented. What it reduces down to is simply the fact that our units are very small, light and thin compared to the products that are made with the other topologies that are non-Comarco.

As laptops are requiring more and more power, 150 watts is the current high end of demand and it might go higher yet into the future, some of the power adaptors that come for OEMs are very, very large, brick-like size. And so we believe the opportunity is to take the patented technology, to work in conjunction with one of the major OEM manufacturers in Asia either in a joint venture, a licensing or technology transform mode. We are the sole owners of the IP that would enable that and that’s the way we see exploiting that niche. That niche is very high volume, tens of millions of units a year, and it is obviously very, very price sensitive.

It requires special logistical capabilities, special manufacturing capabilities, location of factories, location of distribution centers so our strategy would be to partner with one of the dominant players, one of the dominant Asian players that’s already in the OEM business and see if we could strike a deal where they could produce this innovative topology for select customers where size, weight and thinness would be desirable.

So that’s the concept. We’re at a fairly early stage of that. It was our third priority. We now feel we’ve achieved priority one and two which was retail and third party options and of course we’re going to build on that. Now we can spend a little more energy on priority three which is what we call the true OEM opportunity.

R. Deutsch	How would you rank the profit potential of that business versus your retail business?

T. Franza

It’s hard to answer that except assuming the units could be built for approximately the same cost that the standard topology could be built, which we believe that is true, but we haven’t proven that to ourselves or to anyone else yet, but we believe it should be theoretically true, and if you assumed say a licensing model, then I would think the profitability, certainly the profit rate would be astronomical and the profitability would be quite nice because again there are of the higher power kinds of power adaptors that are out there, we’re talking about basically the same kind of quantity that we’re looking at for laptop computers.

So the opportunity’s quite enormous and even if the licensing fee were quite small, the profit falling into Comarco could be quite big. Again, we’re unique in that we’ve got the size and weight and the IP that protects that. There really isn’t anybody else that’s in that position and so we think we have a reasonable opportunity to strike a bargain with the right partner.

R. Deutsch	Okay, thank you. My other question has to do with, as I said I’ve just started really going back in history, so I’m not really up to speed, but I see that you’ve had tax carry forward losses. I believe I read somewhere that you had to write some of the deferred tax assets off because of your lack of profitability in the past. Where do you stand with your tax carry forward losses and might there be an opportunity to regain those values as the company turns profitable?

T. Franza	Dan, do you want to address that?

D. Lutz

Right now we have approximate $5 to $5.5 million of NOL carry forwards. From an accounting perspective, after we have a track record of between 6 and 8 quarters we would expect to bring the deferred tax asset back so we’re going to have to demonstrate a series of profitable quarters with a nice outlook before you’ll see that deferred tax asset come back.

Now from a cash tax paying standpoint, again we have in excess of $5 million of NOLs to carry forward. I hope that answers your question.

R. Deutsch	Yeah, just a follow on for that. Do any of the ones ... do they run out any time in the near future or have they still got some time left to go?

D. Lutz	They still have some time. Within the horizon I’ve laid out, whether it’s 6, 8 or 10 quarters we don’t have any issues moving forward.

R. Deutsch	One last follow up here. Do you have any other products that you’re trying to develop where you might have some new initiatives in your R&D?

T. Franza	Well the answer is yes. We continue to evolve additional ChargeSource related products. We are looking very hard at a number of enabling technologies that may create new products that don’t currently exist, but things where we can leverage the technology for call box. That’s in the market research and exploratory phase.

And of course in the world of wireless, we believe the changes that are coming for the wireless carriers are quite dramatic and certainly that is probably going to create demand for new and different kinds of products so we have a number of initiatives in that area.

In all 3 areas we have initiatives and we’re always on the lookout for new things that aren’t necessarily connected to those 3 areas.

R. Deutsch	Thank you very much.

Management	Thank you.

Operator	Thank you, sir. Our next question is from Larry Lytton of Second Line Capital Management. Please go ahead with your question, Larry.

L. Lytton	Good afternoon. Thanks. Tom, the 4,800 retail units, I think it looks like it excludes Best Buy and I’m sure there’s a lot of other big players it excludes. What percentage of the really relevant retail population is out there and are there exclusivity agreements that preclude us from getting into Best Buy and maybe some other places?

T. Franza

It only includes currently the Best Buy office stores which I think there are about 100 of the 600. However, Kensington is working hard to get it into all the Best Buys. I think the next reset is the next opportunity for that to happen. We’ll have to wait and see if that happens. I don’t think there’s any exclusivity per se that would really prevent it. I think it’s probably relationship and product related.

It’s a pretty competitive area and Kensington’s been meeting most of their big milestones so I expect one reset or another, they’re going to break through and make that one happen.

The only other place I know of where we’re excluded, and this one there is an exclusivity issue, is Radio Shack. Mobility is in Radio Shack. They have what appears to be quite a strong relationship there so I think for the moment we don’t have a good path into Radio Shack.

L. Lytton	Is Wal*Mart a relevant retailer for us?

T. Franza	Wal*Mart would be a relevant retailer. That’s really just part of the ongoing let’s get it at more points of sale. There really aren’t any others that are excluded by contract or that we wouldn’t be pursuing.

L. Lytton	What’s the total number of retailers out there that if we were to get into we’d have the market saturated? What percentage of penetration does 4,800 represent approximately?

T. Franza	I’m going to give you a little bit of a hip shot. I might be wrong on this, but

I’m going to say it’s probably 19,000 to 20,000 points of sale that would be relevant for this kind of product, but don’t quote me.

L. Lytton	SwissQual you talk about maybe historically has been growing 10% to 15%, WTS this year is growing at 40%. As you look out in fiscal ‘07, ‘08, ‘09, what are you thinking about at this junction in terms of achievable growth rates?

T. Franza	We’re right in the middle of our planning cycle. We won’t have a company plan until early January so we really don’t know. I can tell you though the dynamic of the wireless WTS business is lumpy. It can jump up, it can jump down, so it’s very hard to forecast, but we’re going to do a grassroots estimate based on inputs from Europe, Asia, Latin and South America, U.S., Canada and put together a plan. I don’t really have a number today. We’ll probably be looking ...

L. Lytton	I’m not looking to pressure you on ‘07 and I realize it’s a bumpiness factor, so 40% this year is a great year and who knows what happens in ‘07. But I guess I’m thinking about the overall demand over several years. Is this really a 15% grower or a 25% grower if it smoothed out?

T. Franza	What I always say, I believe the long term growth rate would be similar to the long term growth rate of the cellular industry rate which is maybe low double digits.

L. Lytton	The numbers that you’re throwing around in terms of the retail market potential of a million units or something like that, first of all what’s the dollar value of that?

T. Franza	At retail the million units at retail might be worth $100 million roughly.

L. Lytton	And that number is derived from if we were to use the 20,000 retailers, that would assume full penetration. That doesn’t assume the penetration ... that’s not just the penetration we have currently?

T. Franza	That would include full penetration.

L. Lytton	So that’s a market that we’re going to share with Mobility and others and if we do well we could have 50% market share over the course of many years?

T. Franza	Right. We would think with the slight exception or not slight exception, the exception of Radio Shack, there’s absolutely no reason to think that we wouldn’t have at least 50% market share. We know we have a superior product and we have all the same capability and covers that they have so 50% I think everywhere else would be easy, should be fairly easy for us to achieve. I think we can do better because we have a better product.

L. Lytton	But that market does not exist today. That’s the market you feel we’re growing into that finally people are actually going to start buying these things.

T. Franza	When we look at Mobility’s numbers we get the feeling that they’re doing somewhere in the neighborhood of $20 million a quarter of this kind of stuff. Comarco is approaching $5 million a quarter at this point so that’s $25 million a quarter kind of thing so it’s not that far fetched.

L. Lytton	I thought Mobility was much smaller in this area still. What type of growth rate then do you place on that or you don’t see a lot of growth?

T. Franza	No, I think there’s a huge amount of growth. Again, it basically is going to track the growth in the sales of battery powered consumer electronic devices so take a look at the growth rate of laptop computers. Take a look at the growth rate of cell phones, SmartPhones and take a look at video players, digital cameras. These are all the target devices, the 5,000 target devices.

L. Lytton	Even the small devices like cell phones is a target market?

T. Franza	Absolutely, we have a lineup of low and high power products, charge products.

L. Lytton	It’s just that the advantages we bring don’t seem to do much for the very small devices other than eliminating an extra device to carry.

T. Franza	Well one of the advantages we bring do everything which is the programmability. The second advantage and we share that part with Mobility, so we both bring that to low and high power equally. The unique advantage we bring which is size and weight is more aimed at the higher power kinds of devices, laptops.

L. Lytton	Switching over to the OEM, the same exercise. The half a million units, what’s the price point we should be playing with there or that you play with there?

T. Franza	Again it depends on the mix, but I think you’re probably averaging $80 times a half a million at the OEM revenue level.

L. Lytton	And with Dell and Toshiba now, how many other OEM arrangements do you think you can accomplish over the next year perhaps?

T. Franza	We want to get into the top 10. We’re working hard to get there. We’ll have to see.

L. Lytton	And again that half a million units represent penetration of the top 10, not the penetration of a few?

T. Franza	Yeah, but if you look at the market share 3 or 4 really is most of the volume.

L. Lytton	And lastly there was a time in the past that you thought there was a lot of leverage as this business grows and maybe the potential to be a 20% operating margin business if we ever got the volume. Is that still a theoretical possibility?

T. Franza	Yes, very much so. It’s just purely volume dependent.

L. Lytton	Good. Thank you.

Operator	Thank you, sir. And our next question is from Andrew Sole of the Sopas Creek Partners. Please go ahead, sir.

A. Sole	Hi, Tom. Hi, Dan.

Management	Hey, Andrew.

A. Sole	Thanks for taking the call. Two questions, the first one about SwissQual. To the extent you can comment, how much cash and cash equivalents are sitting on the balance sheet there and what type of long term debt is sitting over there?

T. Franza	I really don’t think I’m at liberty to give out their financial information. They’re a private company.

A. Sole	Okay, fair enough. My other question is turning to the cash on Comarco’s balance sheet then, what are the plans right now for the $14 million or so that’s sitting on the balance sheet? What’s the idea here by management and the Board to create more value for shareholders?

T. Franza

Remember, that’s a fluctuating number so it is true that today it’s $14 million, but just a few months ago it was $7 million so we’re using it in operations. We’ll certainly need a pretty big share of that to support future operations, particularly if things like ChargeSource takes off and it certainly does have the potential of really taking off so we’d have to fund things like receivables and perhaps fund other supporting investments that might be more strategic.

Those are the current plans. We certainly are always eyeing the opportunity to provide a dividend to shareholders if we think there’s too much cash. That could come either as a special cash dividend, it could come as stock buy back. That certainly is a subject that the Board discusses whenever we meet. So if it appeared that we had more cash than we could profitably invest in the business, then we would probably opt for that. Right now we’re looking at a pretty good situation, lots of opportunities and we’re more prone to keep the cash involved in the business.

A. Sole	Just to follow up. Are there any small acquisitions right now that the company’s considering?

T. Franza	We’re always looking and there are some things on the horizon that could happen that are smallish. No blockbuster things, but somewhat smallish, but could definitely bolster one or more of our product lines.

A. Sole	Thank you very much.

T. Franza	Thanks, Andrew.

Operator	Thank you. Gentlemen, there do not appear to be any further questions at this time. Please continue with any closing comments.

T. Franza	I want to thank everybody for being on the call. We’re busy working here at Comarco and looking forward to the next conference call.

Operator

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